Exhibit 99.1

Company Contact	Investor Contact
Scott Davidson	Brett Maas
Chief Financial Officer	Managing Partner
Natural Health Trends Corp.	Hayden IR
Tel: 972-241-4080	Tel: 646-536-7331
scott.davidson@nhtglobal.com	brett@haydenir.com

FOR IMMEDIATE RELEASE

NHTC Announces 104% Revenue Increase, 101% Net Income Increase,

for Second Quarter of 2015

Record Revenue increases to $69.7 Million while Net Income reaches $12.3 Million;

Company Increases Dividend by 33% to $0.04 Per Share, Authorizes $15 Million Share Repurchase

DALLAS, TX, July 28, 2015 -- Natural Health Trends Corp. (Nasdaq: NHTC), a leading direct selling company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced continued growth for the quarter and six month periods ended June 30, 2015.

Second Quarter Highlights

●

Total revenues increased 104% to $69.7 million, compared to $34.2 million in the second quarter last year. Net income was $12.3 million, or $0.98 per diluted share, compared to $6.1 million, or $0.49 per diluted share, in the second quarter last year.

-	Revenue from Hong Kong operations, which represents 93% of total revenue, increased $33.2 million, or 105% over the same period last year

-	Revenue outside of Hong Kong increased $2.4 million, or 91% over the same period last year; excluding the Commonwealth of Independent States, revenue increased 151% over the same period last year

●	Operating income increased 99% to $12.3 million, compared to $6.2 million in the second quarter last year.

●	Total number of active distributors increased 23% to 76,400 at June 30, 2015 compared to March 31, 2015.

●	The Company’s common stock joined the Russell Global, Russell 3000® and the Russell Microcap® Indices.

Year-to-Date Financial Highlights

●

Revenues were $110.4 million, up 93%, compared to $57.4 million in the first six months of last year. Net income was $19.0 million, or $1.52 per diluted share, compared to $9.2 million, or $0.76 per diluted share, in the first six months of last year.

●	Operating income was $19.2 million, up 107% compared to $9.3 million in the first six months of last year.

“We delivered another quarter of solid top-line growth and doubled our net income as we continue to leverage the strength and utility of our Hong Kong infrastructure to meet the increasing consumer demand for our health and wellness products,” commented Chris Sharng, President of Natural Health Trends Corp. “During the quarter we launched several new products to extend our product line and kicked off additional incentive programs for top performers. The combination of consumer demand supported by our market-leading products and effective sales, leadership and incentive programs are proving to be very successful strategies for expanding our base of consumers and distributors while fortifying an already firm foundation for future growth.”

“Our Hong Kong business continues to excel, and to date, the economic slowdown in China has not impacted us,” continued Mr. Sharng. “In the long term, we feel that the re-orientation of the Chinese economy toward consumption is good for businesses like ours, as we work to introduce high-quality consumer products to the increasingly affluent Chinese consumers. We are in the Chinese market for the long haul and are bullish on its prospect.”

“Further, during the quarter, we funded the required deposit for the consumer protection fund in China, which is a prerequisite to submitting our direct selling license application,” concluded Mr. Sharng. “We view applying for a direct selling license as strategically valuable to help us drive incremental growth as our brand recognition continues to grow in China and Asia.”

Balance Sheet

At June 30, 2015, cash and cash equivalents totaled $74.4 million, compared to $59.9 million as of March 31, 2015 and $44.8 million as of December 31, 2014.

Dividend and Share Repurchase

Today, the Board of Directors declared a cash dividend of $0.04 per share on outstanding common stock payable in cash on August 28, 2015 to stockholders of record on August 18, 2015.

Also today, the Board of Directors approved a stock repurchase plan of up to $15 million of Company’s outstanding shares of common stock with the Company’s on-going earnings or cash on hand through December 2016, including $5 million repurchases intended to be immediately executed. Since November 2014, the Company has repurchased 638,176 shares of common stock at a cost of $10.6 million.

“We are confident in our ability to consistently generate solid free cash flow to support future growth, while also rewarding our stockholders with capital return in the forms of both dividends and the repurchase of stock,” added Mr. Sharng.

Shareholder Conference Call

Management will conduct a conference call to discuss its second quarter financial results. Details of the call are as follows:

●	Date: Wednesday July 29, 2015

●	Time: 10 a.m. ET/9 a.m. CT/7 a.m. PT

●	Dial-in number: 1-888-455-2296 (domestic) 1-719-457-2627 (international)

●	Webcast link: http://public.viavid.com/index.php?id=115429

A replay will be available from 1 p.m. ET on July 29, 2015 through 11:59 p.m. ET on August 5, 2015 by dialing 1-877-870-5176 (domestic) and 1-858-384-5517 (international) and referencing replay pin number 3259700.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand. Additional information can be found on the company's website, www.naturalhealthtrendscorp.com.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 6, 2015, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

-- Tables follow --

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31, 2014	June 30, 2015
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,816	$74,422
Accounts receivable	107	297
Inventories, net	3,760	5,287
Other current assets	930	1,643
Total current assets	49,613	81,649
Property and equipment, net	476	702
Goodwill	1,764	1,764
Restricted cash	315	3,591
Other assets	372	598
Total assets	$52,540	$88,304

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,232	$3,082
Income taxes payable	268	323
Accrued distributor commissions	8,853	14,338
Other accrued expenses	6,743	10,751
Deferred revenue	2,687	8,151
Deferred tax liability	65	65
Amounts held in distributor eWallets	2,064	8,533
Other current liabilities	1,513	1,696
Total current liabilities	24,425	46,939
Long-term incentive	1,665	1,524
Total liabilities	26,090	48,463
Commitments and contingencies
Stockholders’ equity:
Preferred stock	–	–
Common stock	13	13
Additional paid-in capital	85,750	85,928
Accumulated deficit	(54,799)	(36,549)
Accumulated other comprehensive income	62	135
Treasury stock, at cost	(4,576)	(9,686)
Total stockholders’ equity	26,450	39,841
Total liabilities and stockholders’ equity	$52,540	$88,304

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015

Net sales	$34,189	$69,716	$57,351	$110,425
Cost of sales	7,509	14,094	12,761	23,024
Gross profit	26,680	55,622	44,590	87,401
Operating expenses:
Distributor commissions	15,458	35,010	25,881	53,407
Selling, general and administrative expenses	5,031	8,281	9,378	14,704
Depreciation and amortization	23	68	44	109
Total operating expenses	20,512	43,359	35,303	68,220
Income from operations	6,168	12,263	9,287	19,181
Other income (expense), net	1	132	(8)	23
Income before income taxes	6,169	12,395	9,279	19,204
Income tax provision	59	122	98	193
Net income	6,110	12,273	9,181	19,011
Preferred stock dividends	(3)	–	(7)	–
Net income available to common stockholders	$6,107	$12,273	$9,174	$19,011

Income per common share:
Basic	$0.51	$0.99	$0.78	$1.53
Diluted	$0.49	$0.98	$0.76	$1.52

Weighted-average number of common shares outstanding:
Basic	11,821	12,403	11,592	12,428
Diluted	12,305	12,461	12,050	12,513

Cash dividends declared per share:
Common	$0.005	$0.03	$0.010	$0.05
Series A preferred stock	$0.020	–	$0.835	–

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Thousands)

	Six Months Ended June 30,
	2014	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,181	$19,011
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44	109
Stock-based compensation	34	35
Cumulative translation adjustment realized in net income	–	(82)
Changes in assets and liabilities:
Accounts receivable	24	(186)
Inventories, net	(2,502)	(1,524)
Other current assets	(104)	(672)
Other assets	(16)	(232)
Accounts payable	1,586	849
Income taxes payable	86	56
Accrued distributor commissions	1,268	5,471
Other accrued expenses	2,466	4,674
Deferred revenue	606	5,459
Amounts held in distributor eWallets	–	6,468
Other current liabilities	152	186
Long-term incentive	–	(141)
Net cash provided by operating activities	12,825	39,481

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(97)	(333)
Increase in restricted cash	–	(3,272)
Net cash used in investing activities	(97)	(3,605)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants	2,630	309
Repurchase of common stock	(63)	(6,082)
Dividends paid	(195)	(621)
Net cash provided by (used in) financing activities	2,372	(6,394)

Effect of exchange rates on cash and cash equivalents	(28)	124
Net increase in cash and cash equivalents	15,072	29,606
CASH AND CASH EQUIVALENTS, beginning of period	14,550	44,816
CASH AND CASH EQUIVALENTS, end of period	$29,622	$74,422

###